Exhibit 99.(a)(1)(A)

CONOR MEDSYSTEMS, INC.

1003 HAMILTON COURT

MENLO PARK, CALIFORNIA 94025

(650) 614-4100

This document constitutes part of a prospectus relating to the Conor Medsystems, Inc. 1999 Stock Plan, which was amended and restated by the Conor Medsystems, Inc. 2004 Equity Incentive Plan, covering securities that have been registered under the Securities Act of 1933.

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

DECEMBER 1, 2006

CONOR MEDSYSTEMS, INC.

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

THE OFFER EXPIRES AT 6:00 P.M., PACIFIC TIME, ON

FRIDAY, DECEMBER 29, 2006, UNLESS THE OFFER PERIOD IS EXTENDED

As more fully described in the attached disclosure document for the Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), Conor Medsystems, Inc. (“Conor”) is offering the opportunity to amend, at the election of the applicable option holder, all or certain portions of certain stock options to purchase Conor common stock to include new restrictions on the exercisability of these options in order to limit the potential adverse tax consequences that may apply to these stock options under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the proposed regulations and other interpretive guidance issued by the U.S. Internal Revenue Service (the “IRS”) thereunder. We are making the offer upon the terms and subject to the conditions described in this Offering Memorandum, including the conditions described in Section 7 of this Offering Memorandum (the “Offer”).

The stock options that are the subject of this Offer are those stock options that have each of the following characteristics (the “Eligible Options”):

•	options that were granted to an “Eligible Optionee” (defined below) under the Conor Medsystems, Inc. 1999 Stock Plan, as amended, which was amended and restated by the Conor Medsystems, Inc. 2004 Equity Incentive Plan (the “Plan”); and

•	options that were granted between June 1, 2003 and December 14, 2004.

Only certain portions of the Eligible Options may be amended under the Offer. The portion of the Eligible Option that is eligible to be amended under the Offer is the portion that has each of the following characteristics (the “Eligible Portion”):

•	the portion of the Eligible Option that is beneficially owned by the Eligible Optionee;

•	the portion of the Eligible Option that vested or is scheduled to vest on or after January 1, 2005; and

•	the portion of the Eligible Option that is still outstanding and unexercised when the “Expiration Time” (as defined below) occurs.

The Eligible Options consist of stock options that were granted by our Board of Directors during a specified period of time prior to our initial public offering in December 2004. There was no public trading market for our common stock prior to December 2004. In the absence of a public trading market, the Board of Directors set the exercise price of the Eligible Options at a price that it determined in good faith to be the fair market value of our common stock on the date of grant. The Board of Directors considered numerous factors to determine such fair market value. Conor is offering to amend the Eligible Options because the IRS may take the position that the Eligible Options were granted with an exercise price that was less than fair market value per share of our common stock underlying the options on the options’ grant date (that is, they may have been granted at a “discount” to the then-current fair market value of the underlying stock).

Please note that each of the portions of Eligible Options that (A) are considered “Grandfathered Options,” (B) have already been exercised, (C) have expired or otherwise been cancelled or (D) are beneficially owned by someone other than the Eligible Optionee are not eligible for the Offer (collectively, the “Ineligible Portion”). “Grandfathered Options” are the portions of your Eligible Options that vested on or before December 31, 2004. Under the currently available guidance under Section 409A, Grandfathered Options are exempt from the adverse tax treatment under Section 409A as long as they are not materially modified, and therefore are not eligible to participate in this Offer. Any amendment of the Eligible Portion of your Eligible Options will not affect the Ineligible Portion of your Eligible Options.

In a separate mailing to be sent in connection with this Offering Memorandum, each Eligible Optionee will receive a personalized Addendum that describes his or her Eligible Option(s) (including the Eligible Portions thereof). If you do not receive your personalized Addendum within 24 hours after receiving these Offering Memorandum materials, please contact Ruchita Singhal at Conor at (650) 614-4115.

All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current employees, executive officers, members of the Board of Directors of Conor, other service providers or former employees whose Eligible Options are exercisable through January 1, 2007, and (2) subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”). If your employment with us terminates prior to the Expiration Time, you will remain an Eligible Optionee.

As described above, the Eligible Options may have been granted at a discount from fair market value and therefore may be subject to adverse tax consequences under Section 409A. These consequences, discussed in greater detail in this Offering Memorandum, may include an obligation to pay, on each vesting date and regardless of whether these options are ever exercised, ordinary income tax at your usual rate, plus an additional 20% federal tax, plus possible state taxes (including state taxes in California) that duplicate the tax imposed under Section 409A, plus certain other state and federal tax penalties, all of which could result in your paying tax at an aggregate tax rate on the affected option of 80% or more, as a result of the option being subject to Section 409A. The Offer is being made to permit Eligible Optionees to address the potential adverse tax consequences that may apply to their Eligible Options under Section 409A, which was enacted as part of the American Jobs Creation Act of 2004, by amending such options with terms that we believe should avoid the application of such adverse tax treatment. However, you should note that the application of Section 409A to the Eligible Options, as amended pursuant to this Offer, is not entirely free from doubt. See Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 23.

The Offer is an offer to amend the Eligible Portion of each Eligible Option as follows:

•	To the extent that each Eligible Option has vested or will become vested on or prior to December 31, 2006, such Eligible Option shall not be exercisable prior to January 1, 2007, but shall become exercisable on January 1, 2007, and shall generally expire on the earlier of (1) December 31, 2007 or (2) the applicable expiration date specified in the stock option agreement (including earlier expiration following a termination of service), and

•	To the extent that each Eligible Option will become vested on or following January 1, 2007, each Eligible Option shall not be exercisable prior to vesting and shall generally expire on the earlier of (1) March 15 of the calendar year following the calendar year of vesting or (2) the applicable expiration date specified in the stock option agreement (including earlier expiration following a termination of service). For example, if the Eligible Option vests on May 31, 2007, the Eligible Optionee will generally have until March 14, 2008 to exercise the Eligible Option.

The foregoing together constitute the “Amended Exercise Schedule.”

Any Eligible Option you elect to amend (each an “Amended Option” and collectively, the “Amended Options”) will have the same material terms and conditions as it did prior to the amendment, including the same exercise price and vesting schedule, except that the Amended Option may not be exercised prior to vesting, and in the case of Amended Options that have vested or will vest on or before December 31, 2006, cannot be exercised prior to January 1, 2007, and shall terminate prior to the original contractual term as provided in this Offer. In general, the original maximum contractual life of our stock options is ten years, dependent upon continuous service with Conor.

Regardless of the provisions of the stock option agreement or any employment or other agreement regarding limited periods for option exercise following termination of continuous service (whether on account of death, disability or other reason, including voluntary termination or involuntary termination by Conor), which limited periods will generally still apply to Amended Options, the Amended Options must be exercised by December 31, 2007 (or by the fixed expiration date specified in the stock option agreement, if such fixed expiration date occurs prior to December 31, 2007) if they are vested on or prior to December 31, 2006, or prior to March 15 of the calendar year following the calendar year of vesting (or by the fixed expiration date specified in the stock option agreement, if such fixed expiration date occurs prior to such March 15) if they vest on or following January 1, 2007.

However, if you are a member of senior management who is deemed to be a “specified employee” (as defined under Section 409A) and if your service with Conor terminates during 2007, then solely with respect to that part of an Eligible Option that vested or will become vested on or prior to December 31, 2006 (the “2006 Portion”), and solely to the extent reasonably necessary to comply with Section 409A, your ability to exercise your Amended Option as to the 2006 Portion shall temporarily stop on the termination date, and you shall again be able to exercise your Amended Option as to the 2006 Portion during the period commencing on the first business day following the six month anniversary of your termination date and ending on the nine month anniversary of your termination date. Generally speaking, as defined under Section 409A, a “specified employee” is someone who is among the 50 highest paid officers of Conor or an individual who is a one percent (1%) stockholder who earns more than $150,000 annually from Conor or an individual who is a five percent (5%) stockholder of Conor (regardless of annual income from Conor).

You should be aware that the Amended Options will no longer be exercisable immediately (to the extent they currently are exercisable) and may have a different termination date than the existing Eligible Options. By electing to amend your options to have the Amended Exercise Schedule, none of the Amended Options will be exercisable in 2006, and each Amended Option may terminate earlier than it otherwise would have terminated.

If you have not exercised your Amended Option by December 31, 2007 (or by the applicable expiration date) as to shares vested as of December 31, 2006, and prior to March 15 of the year following the year of vesting, in the case of Amended Options that vest on or after January 1, 2007 (or by the applicable earlier expiration date specified in the stock option agreement), that portion of your Amended Option will expire and you will have no further rights to purchase such shares under your Amended Option (the “New Termination Dates”).

If you accept this Offer, Conor will amend the Eligible Portion of those Eligible Options as to which you accepted the Offer, effective as of the Expiration Time (such date, the “Amendment Date,” is currently expected to be December 29, 2006 at 6:00 p.m., Pacific Time) to reflect the Amended Exercise Schedule (and associated New Termination Dates). You will receive a document entitled “Confirmation of Amendment” from Conor promptly after the Amendment Date. The amendment of the Eligible Portion of an Eligible Option pursuant to this Offer will not materially affect the terms and conditions of such option (other than as to the exercise schedule and expiration date). For the avoidance of doubt, any Amended Option will continue to be subject to the same vesting schedule and exercise price as in effect prior to the amendment pursuant to this Offer.

Notwithstanding the Amended Exercise Schedule, the Offer also provides that upon a Change of Control (as defined in the 1999 Stock Plan, but only if the Change of Control is also described in Section 409A(a)(2)(A)(v) of the Code), each Amended Option will become immediately vested and exercisable and will be cancelled, to the extent not exercised, upon consummation of the Change of Control, and the holder thereof, to the extent that an Amended Option is not exercised prior to the consummation of the Change of Control, shall become entitled to receive, within 60 days after the consummation of such Change of Control and in full satisfaction of the rights of such holder with respect thereto, a single lump sum cash payment equal to the product of (i) the number of shares of Conor common stock subject to such Amended Option and for which such Amended Option shall not theretofore have been exercised and (ii) the excess, if any, of the fair market value of the per share consideration received by holders of Conor common stock in the Change of Control transaction over the exercise price per share of such Amended Options. On November 16, 2006, Conor entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Johnson & Johnson (“J&J”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of J&J, will merge with and into Conor, with Conor surviving such merger as a wholly owned subsidiary of J&J (the “Merger”). As a result of the Merger, stockholders of Conor will receive $33.50 per share in cash for each share of Conor common stock held. The Merger Agreement also provides that all outstanding options (including the Eligible Options), to the extent not previously exercised, will be cashed out upon consummation of the Merger. If the Eligible Options are amended in connection with the Offer, such cash that holders receive in connection with the Merger is not expected to be subject to the adverse tax treatment under Section 409A. However, if the Eligible Options are not amended, such cash that holders receive may be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect). Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by the stockholders of Conor.

Pursuant to the Merger Agreement, Conor is contractually obligated to make this Offer to Eligible Optionees prior to December 31, 2006.

We will assess whether we are permitted to make the Offer in all jurisdictions. If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will requests for amendments be accepted from, or on behalf of, Eligible Optionees in such jurisdiction. At our discretion, however, we may take any actions necessary for us to make the Offer legally available to Eligible Optionees in any jurisdiction.

You are not required to tender any of your Eligible Options for amendment. If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options. With respect to any individual Eligible Option, you must tender all or none of the underlying shares subject to the Eligible Portion of the applicable Eligible Option. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A. Before deciding whether to tender your Eligible Options for amendment, you should carefully review this Offering Memorandum, the accompanying Election Form (Exhibit A), the forms of Notice of Change of Election (Exhibits B and C) and your personalized Addendum, as well as the information on Conor’s business and financial status to which we refer you in this Offering Memorandum.

ALTHOUGH THE COMPENSATION COMMITTEE OF OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS, INCLUDING THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS, MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER AND AMEND YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO AMEND YOUR ELIGIBLE OPTIONS. YOU SHOULD CAREFULLY REVIEW THIS OFFERING MEMORANDUM IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO AMEND YOUR ELIGIBLE OPTIONS. WE RECOMMEND THAT YOU CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

Shares of our common stock are quoted on the NASDAQ Global Market (“Nasdaq”) under the symbol “CONR.” On November 29, 2006, the closing price of our common stock as reported on Nasdaq was $32.35 per share. As of November 29, 2006, options to purchase 7,053,557 shares of our common stock were issued and outstanding under the Plan, including the Eligible Portions of Eligible Options to purchase up to 2,375,944 shares of our common stock. This Offer is not conditioned upon the acceptance of the offer with respect to a minimum number of Eligible Options.

You should direct questions about the Offer and requests for assistance in completing the necessary forms to Ruchita Singhal at Conor at (650) 614-4115. For information regarding your vesting and/or exercise activity, please contact Ruchita Singhal. Finally, you are encouraged to consult your personal legal, investment, financial and/or tax advisor for guidance specific to your situation.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”), nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the applicable Plan or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only. We recommend that you consult with your tax advisor to determine the tax consequences of electing or declining to participate in the Offer.

IMPORTANT

Whether you accept the Offer or not, you must complete and submit an election form (“Election Form”) for your Eligible Options. Your Election Form must be submitted by hand-delivery, email or facsimile and received by Conor before 6:00 p.m., Pacific Time, on Friday, December 29, 2006 (or a later termination date if we extend the Offer) (the “Expiration Time”). Any Election Form not received by the Expiration Time will be disregarded. If we do not receive your completed Election Form by the Expiration Time, you will have been deemed to decline to participate in the Offer.

We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this document. If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Conor.

EXHIBIT A—Election Form

EXHIBIT B—Notice of Change in Election Form from Accept to Reject

EXHIBIT C—Notice of Change in Election Form from Reject to Accept

EXHIBIT D—Form of Addendum

OFFERING MEMORANDUM

FOR

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

SUMMARY OF TERMS AND FREQUENTLY ASKED QUESTIONS

The following are answers to some of the questions that you may have about the Offer to Amend Eligible Outstanding Stock Options. Conor Medsystems, Inc. (“Conor”) is offering the opportunity to amend, at the election of the applicable option holder, certain portions (the “Eligible Portion”) of certain options (the “Eligible Options”) to purchase Conor common stock granted under the Conor Medsystems, Inc. 1999 Stock Plan, as amended, which was amended and restated by the Conor Medsystems, Inc. 2004 Equity Incentive Plan (the “Plan”). As described in Section 1 of this Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), the Eligible Portion of the Eligible Options, as amended (such options as amended, “Amended Options”), will initially be unexercisable and will become exercisable only during certain time periods or upon the occurrence of certain defined events. The other material terms and conditions of the Amended Options, including the exercise price and any current vesting schedule, will not be affected by the amendment. We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Exhibit A), form of Notice of Change of Election (Exhibits B and C) and the personalized Addendum (Exhibit D) that will be provided to each Eligible Optionee, as they may be amended from time to time, constitute the “Offer.” The Offer is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of elections to amend options covering a minimum number of shares.

We urge you to read carefully the remainder of this Offering Memorandum and the accompanying documents as well as the information to which we refer you because the information in this summary is not complete. The Offer is made subject to the terms and conditions of these documents, as they may be amended. We have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary.

Who is eligible to participate in the Offer?

All individuals who were granted an Eligible Option and who, as of the Expiration Time, are (1) current employees, executive officers, members of the Board of Directors of Conor, other service providers or former employees whose Eligible Options are exercisable through January 1, 2007, and (2) subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”).

What if my employment with Conor ends before the Expiration Time of the Offer?

If your employment with us terminates prior to the Expiration Time, you will remain an Eligible Optionee.

Which options is Conor offering to amend?

We are offering to amend Eligible Options that are currently outstanding under the Plan. You can elect to amend Eligible Portions of your Eligible Options if you are an Eligible Optionee, and if the proposed amendment is otherwise permissible under applicable law. See Section 1 of the Offering Memorandum.

Why is Conor making the Offer?

The U.S. Internal Revenue Service (the “IRS”) may take the position that the Eligible Options were granted under the Plan with an exercise price that was less than the fair market value per share of the Conor common stock underlying such options on their grant date (that is, they may have been granted at a “discount” to the then current fair market value of the underlying stock), and therefore, such options may be subject to adverse tax consequences under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the proposed regulations and other interpretive guidance issued by the IRS thereunder. Section 409A of the Code, which was generally effective as of January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price less than fair market value, to the extent such options were unvested as of January 1, 2005.

Although it is not clear how options that are deemed to be deferred compensation would be treated under Section 409A, we believe that the following adverse U.S. federal tax consequences could apply:

•	The option holder would recognize immediate taxable income as the option vests. The amount of income recognized in connection with the vesting of the option will likely be equal to the fair market value of the newly vested shares less the exercise price payable for those shares.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the option.

•	The option holder may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

We believe that taxation would occur in such manner even though the option remains unexercised. It is also possible that the option holder would be subject to additional income taxes and penalty taxes annually on increases in the value of the option shares that occur after the applicable vesting date until the option is exercised. While it is not certain how any future annual increases in value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or the highest value achieved by the shares during the applicable year.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax). This penalty tax would be in addition to ordinary state and federal income tax.

We believe that we have complied in good faith with available guidance with respect to offering you the opportunity to amend Eligible Options pursuant to the Offer so that you could avoid the potentially adverse tax consequences of Section 409A. Nevertheless, guidance issued after the date of this Offer or a determination by the IRS could provide that the amended Eligible Options do not avoid such potentially adverse tax consequences. Alternatively, guidance issued after the date of this Offer or a determination by the IRS could provide that your Eligible Options were not subject to the potentially adverse tax consequences of Section 409A; however, you will not have the ability to revoke any amendment already made pursuant to this Offer.

What is Conor doing with respect to my Eligible Option in light of Section 409A?

Section 409A and the proposed regulations and other interpretive guidance issued by the IRS thereunder provide that discount stock options must have fixed exercise dates to avoid early income recognition and an additional 20% tax or must otherwise qualify for an exemption from Section 409A, such as the exemption for short-term deferrals. Accordingly, we are offering to amend the Eligible Portion of each Eligible Option to change the option expiration date identified in your original grant agreement to a date that, in the case of options that vest on or prior to December 31, 2006, is expected to constitute a fixed exercise date for purposes of Section 409A, and in the case of options that vest on or following January 1, 2007, is expected to qualify as a short-term deferral. Following amendment of the Eligible Portion of an Eligible Option, the latest expiration dates will generally be as follows:

1.	Options vesting or vested on or prior to December 31, 2006—New Expiration Date: December 31, 2007

2.	Options vesting in calendar year 2007—New Expiration Date: March 15, 2008

3.	Options vesting in calendar year 2008—New Expiration Date: March 15, 2009

Amending your stock option agreement such that portions of the option will expire as set forth above will reduce the time in which you have to exercise the options, but it also may minimize or eliminate your exposure to Section 409A liability in respect of your Eligible Options. Please keep in mind that any exercise of that part of your Amended Option that vests in 2007 or 2008 must be completed prior to and not including the new expiration dates. For example, an Amended Option with a portion expiring on March 15, 2007 must be exercised by March 14, 2008. If the Amended Option is not exercised by that date, it will terminate. See Section 1 of the Offering Memorandum.

Note, however, that if you are a member of senior management who is deemed to be a “specified employee” (as defined under Section 409A) and if your service with Conor terminates during 2007, then solely with respect to that part of an Eligible Option that vested or will become vested on or prior to December 31, 2006 (the “2006 Portion”), and solely to the extent reasonably necessary to comply with Section 409A, your ability to exercise your Amended Option as to the 2006 Portion shall temporarily stop on the termination date, and you shall again be able to exercise your Amended Option as to the 2006 Portion during the period commencing on the first business day following the six month anniversary of your termination date and ending on the nine month anniversary of your termination date. Generally speaking, as defined under Section 409A, a “specified employee” is someone who is among the 50 highest paid officers of Conor or an individual who is a one percent (1%) stockholder who earns more than $150,000 annually from Conor or an individual who is a five percent (5%) stockholder of Conor (regardless of annual income from Conor).

Where can I find out if I have an Eligible Option?

Details of your Eligible Options are included in your personalized Addendum sent in connection with this Offering Memorandum. A form of the Addendum is attached as Exhibit D to this Offering Memorandum.

What happens if the vesting schedule of my Amended Option changes due to a leave of absence or a permanent reduction in standard work hours?

An interruption to the vesting schedule of your Eligible Option may cause a portion of your Eligible Option to vest in a later calendar year than originally calculated. As a result, if you consent to bring such Eligible Option into compliance with Section 409A through this Offer, the expiration date related to that portion of your Eligible Option would also be delayed to conform to that portion’s delayed vesting date. If as a result of such delay your Eligible Option would vest in a calendar year beyond 2008, the new expiration date will be March 15 of the calendar year following the year in which such vesting occurs.

What happens if the vesting schedule of my Amended Options changes due to termination of my continuous service?

In the event of a termination of your continuous service, including by reason of death or disability, the period in which you may exercise your Amended Options will be limited by the exercise and termination dates contained in this Offer or as may arise pursuant to your stock option agreement(s). For example, if your continuous service terminates on December 1, 2007, you will generally have to exercise your Amended Options that vest on or before December 31, 2006, by December 31, 2007 or those Amended Options will terminate. However, for Amended Options that vest on or after January 1, 2007, you would have to exercise your Amended Options, if at all, within three months following the date of termination of continuous service or those Amended Options will terminate. Note, however, that in the foregoing example, if your employment terminated on January 1, 2008, you would have to exercise the shares subject to the Amended Option that vested in 2007 not later than March 14, 2008. See Section 1 of the Offering Memorandum.

If I live outside of the United States, may I participate in the Offer?

If you are subject to taxation on your Eligible Option in the United States, you may be an Eligible Optionee. In order to be an Eligible Optionee, you must also meet certain other criteria. See Section 1 of the Offering Memorandum.

Can I accept the Offer as to shares of Conor common stock that I currently hold as a result of exercising my options in the past?

No. The Offer relates only to the Eligible Portions of your Eligible Options. You may not exchange shares of Conor common stock in the Offer.

What happens to the portion of my Eligible Option that I have already exercised?

Pursuant to the transitional relief and proposed regulations which the United States Treasury Department and the IRS have provided under Section 409A, if you exercised your Eligible Option (or portion thereof) on or prior to December 31, 2005, that exercised portion should not be subject to potential adverse tax consequences under Section 409A.

However, at this time, no such relief has been provided with respect an Eligible Option (or the portion thereof) that was exercised after December 31, 2005, and such exercised Eligible Option (or portion thereof) may still be subject to adverse tax consequences under Section 409A.

Are there conditions to the Offer?

The Offer is subject to a number of conditions, which are described in Section 7 of the Offering Memorandum. If any of these conditions exist, we may decide to reject or postpone the acceptance of the Eligible Options that you elected to amend, or we may terminate or amend the Offer. A summary of these conditions is as follows:

•	if Conor is required by the SEC or other regulatory agency to extend the time the Offer is scheduled to expire (the “Expiration Time”) beyond 6:00 p.m., Pacific Time, on December 29, 2006; or

•	if regulatory or legal actions threaten the validity or existence of, or the ability of Conor to complete, the Offer.

The Offer, however, is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of elections to amend options covering a minimum number of shares. See Section 7 of the Offering Memorandum.

May I elect to amend a portion of my Eligible Options?

If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options. However, with respect to any individual Eligible Option, you must tender all or none of the shares subject to the Eligible Portion of that Eligible Option. See Section 1 of the Offering Memorandum.

May I amend options that are not Eligible Options?

No. You may only amend Eligible Options you hold.

Will the vesting of my Eligible Option change if I participate in the Offer?

No. Your Eligible Option, as amended by the Offer, will continue to be subject to the same vesting schedule as in effect prior to the amendment of your Eligible Option. See Section 1 of the Offering Memorandum.

Will I be eligible to receive future option grants if I elect to amend my Eligible Option?

While acceptance of the Offer will not, by itself, entitle you to receive any future option grants, regardless of whether you amend your Eligible Option, you may be eligible to receive future option grants in accordance with standard policies of Conor relating to performance and/or promotion.

If I elect to amend my Eligible Option, will my election affect other components of my compensation?

Your decision to accept or reject the Offer will not affect your future compensation. Your acceptance or rejection of the Offer also will not affect your ability to receive stock or option grants in the future. Also, see the response to the above question, “Will I be eligible to receive future option grants if I amend my Eligible Option?”

Will amending the expiration date of my Eligible Option affect the return I will realize on that Eligible Option?

Amending the expiration date of your Eligible Option may affect the return you might have realized if you did not accept the Offer, as it may reduce the time in which you have to exercise the option.

When does the Offer expire? Can the Offer be extended, and if so, how will I know if it is extended?

The Offer expires on Friday, December 29, 2006, at 6:00 p.m., Pacific Time, unless Conor extends it.

Although Conor does not currently intend to do so, it may, in its discretion or as required, extend the Offer at any time. If Conor extends the Offer, Conor will announce the extension no later than 6:00 p.m., Pacific Time, on Friday, December 29, 2006. See Section 13 of the Offering Memorandum.

Does my election to accept or reject the Offer affect the potential closing of the merger with Johnson & Johnson?

No. Your election to accept or reject the Offer does not affect the potential closing of the Merger (as defined below). On November 16, 2006, Conor entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Johnson & Johnson (the “J&J”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of J&J, will merge with and into Conor, with Conor surviving such merger as a wholly owned subsidiary of J&J (the “Merger”). See Section 1 of the Offering Memorandum.

What effect does the Merger have on my Eligible Options?

The Merger Agreement provides that all outstanding options (including the Eligible Options), to the extent not previously exercised, will be cashed out upon consummation of the Merger. In connection with the cash-out of the Amended Options, you will recognize ordinary income taxable at regular rates equal to the excess of (i) $33.50 per share over (ii) the per share exercise price applicable to the Amended Options, and Conor must collect the applicable withholding taxes with respect to such income. If the Eligible Options are amended in connection with the Offer, such cash that holders receive in connection with the Merger is not expected to be subject to the adverse tax consequences under Section 409A. However, if the Eligible Options are not amended, such cash that holders receive may be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect). Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by the stockholders of Conor. See Section 12 of this Offering Memorandum.

What do I need to do to amend my Eligible Option?

Whether or not you accept the Offer, you must make your election by following the directions set forth in Section 4 of the Offering Memorandum and deliver your signed Election Form (on which you have indicated your desire to amend or not amend your Eligible Option) to Ruchita Singhal at Conor before the Expiration

Time. Election Forms may be hand-delivered to Ruchita Singhal, emailed to ruchita.singhal@conormed.com or sent via facsimile to (650) 614-4141.

Election Forms must be received before 6:00 p.m., Pacific Time, on Friday, December 29, 2006 (or a later expiration date if Conor extends the Offer). Election Forms not received by Conor prior to or by 6:00 p.m., Pacific Time, on Friday, December 29, 2006, even if sent prior to or on December 29, 2006, will be disregarded.

If you elect to participate in the Offer, you will receive a confirmation of amendment to your existing option grant after the Expiration Time.

YOU SHOULD REVIEW THE OFFERING MEMORANDUM, THE ELECTION FORM AND ALL OF THE RELATED ATTACHMENTS BEFORE MAKING YOUR ELECTION.

Can I change my previous election?

You may change your previous election at any time before 6:00 p.m., Pacific Time, on Friday, December 29, 2006. If we extend the Offer beyond that time, you may change your previous election at any time until the extended Expiration Time. To change your election, please follow the directions set forth in Section 5 of the Offering Memorandum.

A Notice of Change in Election form must be received before 6:00 p.m., Pacific Time, on Friday, December 29, 2006 (or a later expiration date if we extend the Offer). Notice of Change in Election forms not received by Ruchita Singhal at Conor prior to December 29, 2006 (or a later expiration date if we extend the Offer), even if sent prior to December 29, 2006 (or a later expiration date if we extend the Offer), will be disregarded. Please allow time for delivery when sending your Notice of Change in Election form. If you change your election from reject to accept you will also be required to fill out and deliver a new Election form. You may change your election more than once. See Section 5 of the Offering Memorandum.

Am I required to participate in the Offer?

No. Participation in the Offer is voluntary and you are not required to amend any of your Eligible Options. However, at this time, we are not considering making any additional offers or providing Eligible Optionees with additional opportunities to amend their Eligible Options to comply with Section 409A.

What happens to my Eligible Option if I do not accept the Offer?

If you do not accept the Offer, you will keep your current Eligible Option and no change will be made to such option. Adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A. See Section 12 of the Offering Memorandum.

Under what circumstances would Conor not accept my Eligible Option?

We currently expect that we will accept promptly after the Expiration Time all Eligible Options that are properly submitted and received for amendment and for which the election to amend has not been validly withdrawn. We may, however, reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered, to the extent that we determine it is unlawful to accept the Eligible Option elected for amendment, or if certain conditions exist that in our reasonable judgment, make it inadvisable to proceed with the Offer. See Section 7 of the Offering Memorandum.

Does Conor have a recommendations regarding the Offer?

Although the Compensation Committee of the Board of Directors has approved the Offer, neither Conor nor our Board of Directors, including the Compensation Committee, makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend the Eligible Portion of your Eligible Options. You should carefully review this Offering Memorandum and all the exhibits hereto in their entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax and legal advisors in order to determine whether to accept or decline this Offer.

Can anyone at Conor help me decide whether I should participate in the Offer?

No. We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Option pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Memorandum and the exhibits hereto. If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by Conor. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Whom should I contact to confirm that my Election Forms have been received or if I have questions about the Offer?

You should direct inquiries to confirm receipt of Election Forms, questions about the Offer, requests for assistance in completing the related documents and requests for additional copies of this Offering Memorandum or related documents to Ruchita Singhal at Conor at (650) 614-4115. For information regarding your vesting and/or exercise activity, please contact Ruchita Singhal. Finally, you are encouraged to consult your personal financial, investment and tax advisor for guidance specific to your situation.

RISK FACTORS RELATING TO THE OFFER

Participation in this Offer involves a number of potential risks.

This section highlights the material risks of accepting the Offer and tendering your Eligible Options for amendment. You should carefully consider these risk factors relating to the Offer and the risk factors relating to our business and financial condition described below and contained in the documents incorporated by reference herein, and you should carefully read the remainder of this Offering Memorandum, as well as the Election Form and the Notice of Change of Election, before deciding to accept the Offer.

Economic Risks

If you participate in the Offer, your Amended Options will not be exercisable until at the earliest January 1, 2007, and once your Amended Options become exercisable, you will have a limited period of time in which to exercise them.

It is important that you understand that your ability to exercise the Amended Options may be substantially restricted compared to the Eligible Options that you currently hold. While the new tax code provisions do create substantial penalties that may apply if you decide to hold the Eligible Options without amending them, you are at the same time amending the terms of options with real value and that may be currently exercisable, and receiving options that will not be immediately exercisable. In addition, the Amended Options may terminate earlier than the Eligible Options that you currently hold. We can give you no assurance of what the market price of our common stock will be (or the liquidity or listing status on Nasdaq of our common stock) when your Amended Options become exercisable.

Tax Risks

Even if you accept the Offer and receive Amended Options, you may still be required to recognize income prior to exercise of your Amended Options or pay a 20% penalty and interest charge in respect of your Amended Options.

Because your Eligible Options may have been issued with an exercise price lower than the fair market value of the underlying shares at the time of grant and because such options were not vested prior to January 1, 2005 and not exercised prior to January 1, 2006, such options may be subject to Section 409A. The IRS guidance issued under Section 409A generally provides that you may be required to recognize taxable income at the time such options are no longer subject to a substantial risk of forfeiture (for example, when such options vest), and that you may recognize additional income until such options are exercised. Such income would be taxable as ordinary income and would also be subject to a 20% penalty tax, plus certain other state and federal tax penalties.

We believe that by accepting the Offer, you may avoid the adverse tax consequences under Section 409A, as we believe that we have complied in good faith with the guidance issued to date by the IRS with respect to offering to amend the Eligible Options to avoid the adverse tax consequences of Section 409A. However, guidance issued after the date of this Offer or a future determination by the IRS could provide that the Amended Options do not avoid the adverse tax consequences of Section 409A and the related regulations. Therefore, it is not certain that amending the Eligible Options pursuant to this Offer would completely avoid the potential adverse tax consequences under Section 409A or similar state laws.

The tax treatment of discounted options under state tax law or the tax laws of other jurisdictions is not certain, and you may be required to recognize income prior to the exercise of your Eligible Option or pay an additional tax penalty and interest charge in respect of your Eligible Option under applicable state or foreign tax laws, even if you participate in the Offer.

It is possible that the Eligible Options may be subject to taxes that are imposed under applicable state tax laws that are similar to Section 409A. Certain states have adopted provisions similar to Section 409A under state tax law and so you may incur additional taxes and penalties under such provisions with respect to your Eligible Options based on the state in which you are subject to income taxation. For instance, California has adopted a provision similar to Section 409A that could result in an aggregate state and federal tax rate of approximately 80% with regard to a discounted stock option if you are subject to state taxation in California. It is not certain that participation in the Offer will help avoid the potential adverse tax consequences under such state tax laws that are similar to Section 409A.

In addition, if you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one jurisdiction may apply to your Eligible Option as a result of your participation in the Offer.

If your Eligible Option was granted with the intention of being treated as an “incentive stock option” (as such term is defined under the Code), it may be that your Eligible Option does not need to be amended under the Offer or that your participation in the Offer may limit your ability to claim that your Eligible Option is an “incentive stock option.”

Certain of the Eligible Options were originally granted with the intention that such awards would qualify as “incentive stock options” (“ISOs”), as such term is defined for tax purposes. As provided in the Code, an option must be granted with an exercise price no less than the fair market value of the underlying stock on the “grant date” (among other requirements) in order to qualify as an ISO. Under Section 409A, options that qualify as ISOs are exempt from the adverse tax consequences described above. Therefore, as a result of the uncertainty as to whether the IRS will determine that the Eligible Options may have been granted at an exercise price that was less that the fair market value of the underlying stock as of the grant date, there can be no assurance that the Eligible Options that were granted with the intention of qualifying as ISOs will be respected by the IRS as ISOs or that such Eligible Options are exempt from Section 409A.

It should be noted that the amendment of the Eligible Options pursuant to this Offer may be viewed as a modification of the option that does not satisfy the statutory rules for ISO treatment. As a result, it may later be determined by the IRS that the Eligible Options could have remained ISOs if the Eligible Options had not been amended pursuant to the Offer. Alternatively, if the IRS determines that the Eligible Options that were intended to be treated as ISOs do qualify as ISOs, then such ISOs would not have needed to be amended pursuant to the Offer in order to avoid the potential adverse tax consequences under Section 409A.

The discussion in Section 12 of this Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer. You should review Section 12 carefully and consult with your own tax advisor to determine the tax consequences of the Offer applicable to your particular situation.

Procedural Risks

You are responsible for making sure that you have made an accurate and complete election on the Election Form, prior to the Expiration Time. We intend to confirm the receipt of your Election Form promptly after receipt. If you have not received a confirmation, you must confirm that we have received your complete submission by contacting Ruchita Singhal at Conor at (650) 614-4115.

Business Related Risks

Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by our stockholders. Therefore, the Merger may not be consummated. If the Merger is not consummated, there will be no change to the terms of the Offer or your election to accept or reject the Offer. Furthermore, if the Merger is not consummated, outstanding options (including Eligible Options and Amended

Options) will not be cashed out and will remain outstanding pursuant to their terms (which terms will have been amended, in the case of Amended Options). If you elect to amend your Eligible Options, they will be Amended Options, irrespective of whether the Merger is consummated.

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including the risks discussed in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 9, 2006, which are incorporated herein by reference. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

OFFER TO AMEND ELIGIBLE OUTSTANDING STOCK OPTIONS

THE OFFER

1.	ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; THE PROPOSED AMENDMENT; THE EFFECT OF PROPOSED MERGER; THE AMENDED OPTIONS; EXPIRATION AND EXTENSION OF OFFER.

Conor Medsystems, Inc. (“Conor”) is offering the opportunity to amend, at the election of the applicable option holder, certain portions (the “Eligible Portion”) of certain options (the “Eligible Options”) to purchase Conor common stock granted under the Conor Medsystems, Inc. 1999 Stock Plan, as amended, which was amended and restated by the Conor Medsystems, Inc. 2004 Equity Incentive Plan (the “Plan”). As described in this Section 1 of this Offer to Amend Eligible Outstanding Stock Options (the “Offering Memorandum”), the Eligible Portion of the Eligible Options, as amended (such options as amended, “Amended Options”), will initially be unexercisable and will become exercisable only during certain time periods or upon the occurrence of certain defined events. The other material terms and conditions of the Amended Options, including the exercise price and any current vesting schedule, will not be affected by the amendment.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, which, together with the accompanying Election Form (Exhibit A), form of Notice of Change of Election (Exhibits B and C) and the personalized Addendum (Exhibit D) that will be provided to each Eligible Optionee, as they may be amended from time to time, constitute the “Offer.” The Offer is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of elections to amend options covering a minimum number of shares.

Eligible Optionees

All holders of Eligible Options who are current employees, executive officers, members of the Board of Directors of Conor, other service providers or former employees whose Eligible Options are exercisable through January 1, 2007 as of the Expiration Time (as defined below) who hold Eligible Options and who are subject to taxation in the United States may participate in the Offer (the “Eligible Optionees”). If your employment with us terminates prior to the Expiration Time, you will remain an Eligible Optionee. Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with Conor will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time.

Eligible Options

The Eligible Options that are the subject of this Offer are those stock options that have each of the following characteristics:

•	options that were granted to an Eligible Optionee under the Plan; and

•	options that were granted between June 1, 2003 and December 14, 2004.

Only certain portions of the Eligible Options may be amended under the Offer. The portion of the Eligible Option that is eligible to be amended under the Offer is the portion that has each of the following characteristics (the “Eligible Portion”):

•	the portion of the Eligible Option that is beneficially owned by the Eligible Optionee;

•	the portion of the Eligible Option that vested or is scheduled to vest on or after January 1, 2005; and

•	the portion of the Eligible Option that is still outstanding and unexercised when the “Expiration Time” occurs.

The Eligible Options consist of stock options that were granted by our Board of Directors during a specified period of time prior to our initial public offering in December 2004. There was no public trading market for our common stock prior to December 2004. In the absence of a public trading market, the Board of Directors set the exercise price of the Eligible Options at a price that it determined in good faith to be the fair market value of our common stock on the date of grant. The Board of Directors considered numerous factors to determine such fair market value. Conor is offering to amend the Eligible Options because the U.S. Internal Revenue Service (the “IRS”) may take the position that the Eligible Options were granted with an exercise price that was less than fair market value per share of our common stock underlying the options on the options’ grant date (that is, they may have been granted at a “discount” to the then-current fair market value of the underlying stock).

Please note that each of the portions of Eligible Options that (A) are considered “Grandfathered Options,” (B) have already been exercised, (C) have expired or otherwise been cancelled or (D) are beneficially owned by someone other than the Eligible Optionee are not eligible for the Offer (collectively, the “Ineligible Portion”). “Grandfathered Options” are the portions of your Eligible Options that vested on or before December 31, 2004. Under the currently available guidance under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), Grandfathered Options are exempt from the adverse tax treatment under Section 409A as long as they are not materially modified, and therefore are not eligible to participate in this Offer. Any amendment of the Eligible Portion of your Eligible Options will not affect the Ineligible Portion of your Eligible Options.

In a separate mailing to be sent in connection with this Offering Memorandum, each Eligible Optionee will receive a personalized Addendum that describes his or her Eligible Options (including the Eligible Portions thereof). If you do not receive your personalized Addendum within 24 hours of receiving these Offering Memorandum materials, please contact Ruchita Singhal at Conor at (650) 614-4115.

As of November 29, 2006, options to purchase 7,053,557 shares of common stock were issued and outstanding under our Plan, with exercise prices between $0.24 and $29.51. Of these options, the Eligible Portions of the Eligible Options cover an aggregate of 2,375,944 shares of our common stock. As of November 29, 2006, the shares of common stock issuable upon the exercise of the Eligible Portions of the Eligible Options represent approximately 33.7% of the total shares of common stock issuable upon exercise of all options outstanding under the Plan and approximately 6.3% of the total outstanding shares of our common stock.

The Proposed Amendment

The Offer is an offer to amend the Eligible Portion of each Eligible Option:

•	To the extent that each Eligible Option has vested or will become vested on or prior to December 31, 2006, such Eligible Option shall not be exercisable prior to January 1, 2007, but shall become exercisable on and after January 1, 2007, and shall generally expire on the earlier of (1) December 31, 2007 or (2) the applicable expiration date specified in the stock option agreement (including earlier expiration upon termination of service), and

•	To the extent that each Eligible Option will become vested on or after January 1, 2007, each Eligible Option shall not be exercisable prior to vesting and shall generally expire on the earlier of (1) March 15 of the calendar year following the calendar year of vesting or (2) the applicable expiration date specified in the stock option agreement (including earlier expiration upon termination of service). For example, if the Eligible Option vests as of May 31, 2007, the Eligible Optionee will generally have until March 14, 2008 to exercise the Eligible Option.

All of the foregoing together constitute the “Amended Exercise Schedule.”

Any Eligible Option you elect to amend (each an “Amended Option” and collectively, the “Amended Options”) will have the same material terms and conditions as it did prior to the amendment, including the same exercise price and vesting schedule, except that the Amended Option may not be exercised prior to vesting, and in the case of Amended Options that have vested or will vest on or before December 31, 2006, cannot be exercised prior to January 1, 2007, and shall terminate prior to the original contractual term as provided in the Offer. In general, the original maximum contractual life of our stock options is ten years, dependent upon continuous service with Conor.

Regardless of the provisions of the stock option agreement or any employment or other agreement regarding limited periods for option exercise following termination of continuous service (whether on account of death, disability or other reason, including voluntary termination or involuntary termination by Conor), which limited periods will generally still apply to Amended Options, the Amended Options must be exercised prior to December 31, 2007 (or by the fixed expiration date specified in the stock option agreement, if such fixed expiration date occurs prior to December 31, 2007) if they are vested on or prior to December 31, 2006, or prior to March 15 of the calendar year following the calendar year of vesting (or prior to the fixed expiration date specified in the stock option agreement, if such fixed expiration date occurs prior to such March 15) if they vest on or following January 1, 2007.

However, if you are a member of senior management who is deemed to be a “specified employee” (as defined under Section 409A) and if your service with Conor terminates during 2007, then solely with respect to that part of an Eligible Option that vested or will become vested on or prior to December 31, 2006 (the “2006 Portion”), and solely to the extent reasonably necessary to comply with Section 409A, your ability to exercise your Amended Option as to the 2006 Portion shall temporarily stop on the termination date, and you shall again be able to exercise your Amended Option as to the 2006 Portion during the period commencing on the first business day following the six month anniversary of your termination date and ending on the nine month anniversary of your termination date. Generally speaking, as defined under Section 409A, a “specified employee” is someone who is among the 50 highest paid officers of Conor or an individual who is a one percent (1%) stockholder who earns more than $150,000 annually from Conor or an individual who is a five percent (5%) stockholder of Conor (regardless of annual income from Conor).

You should be aware that the Amended Options will no longer be exercisable immediately (to the extent they currently are exercisable) and may have a different termination date than the existing Eligible Options. By electing to amend your options to have the Amended Exercise Schedule, none of the Amended Options will be exercisable in 2006 and each Amended Option may terminate earlier than it otherwise may have terminated.

If you have not exercised your Amended Option by December 31, 2007 (or by the applicable expiration date) as to shares vested as of December 31, 2006, and prior to March 15 of the year following the year of vesting, in the case of Amended Options that vest on or following January 1, 2007 (or by the applicable earlier expiration date specified in the stock option agreement), that portion of your Amended Option will expire and you will have no further rights to purchase such shares under your Amended Option (the “New Termination Dates”).

If you have more than one Eligible Option, you may choose to tender some or all of your Eligible Options. However, with respect to any individual Eligible Option, you must tender all or none of the shares subject to the Eligible Portion of that Eligible Option.

Effect of Proposed Merger

Notwithstanding the Amended Exercise Schedule, the Offer also provides that upon a Change of Control (as defined in the 1999 Stock Plan, but only if the Change of Control is also described in Section 409A(a)(2)(A)(v) of the Code), each Amended Option will become immediately vested and exercisable and will be cancelled, to the extent not exercised, upon consummation of the Change of Control, and the holder thereof, to the extent that an Amended Option is not exercised prior to the consummation of the Change of Control, shall become entitled to receive, within 60 days after the consummation of such Change of Control and in full satisfaction of the rights of such holder with respect thereto, a single lump sum cash payment equal to the product of (i) the number of shares of Conor common stock subject to such Amended Option and for which such Amended Option shall not theretofore have been exercised and (ii) the excess, if any, of the fair market value of the per share consideration received by holders of Conor common stock in the Change of Control transaction over the exercise price per share of such Amended Options.

On November 16, 2006, Conor entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Johnson & Johnson (“J&J”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of J&J, will merge with and into Conor, with Conor surviving such merger as a wholly owned subsidiary of J&J (the “Merger”). As a result of the Merger, stockholders of Conor will receive $33.50 per share in cash for each share of Conor common stock held. The Merger Agreement also provides that all outstanding options (including the Eligible Options), to the extent not previously exercised, will be cashed out upon consummation of the Merger. If the Eligible Options are amended in connection with the Offer, such cash that holders receive in connection with the Merger is not expected to be subject to the additional taxes and penalties under Section 409A. However, if the Eligible Options are not amended, such cash that holders receive may be subject to the adverse tax consequences under Section 409A, and the holders will be solely responsible for any taxes, penalties or interest payable under Section 409A (and any state laws of similar effect). Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by the stockholders of Conor.

For the purposes of determining the occurrence of a Change of Control, as defined under Section 409A, a “change of control” means any of the following: (i) the date that any one person or persons acting as a group acquires ownership of Conor stock constituting more than fifty percent (50%) of the total fair market value or total voting power of Conor; (ii) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of Conor possessing thirty-five percent (35%) or more of the total voting power of the stock of Conor; (iii) the date that any one person or persons acting as a group acquires assets from Conor that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of Conor immediately prior to such acquisition; or (iv) the date that a majority of members of Conor’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors prior to the date of the appointment or elections.

The Amended Options

This Offer is subject to the terms and conditions described in this Offering Memorandum. We will only accept Eligible Options that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of this Offering Memorandum before the Offer expires on the Expiration Time. We may, however, reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly submitted and timely received, to the extent that we determine it is unlawful to accept the Eligible Option elected for amendment or to the extent certain conditions described in this Offering Memorandum exist which in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offering Memorandum.

Unless we amend or terminate the Offer in accordance with its terms, Conor will amend the Eligible Portion of those Eligible Options as to which you properly tendered and accepted as described above, effective as of the Expiration Time (such date, the “Amendment Date,” is currently expected to be December 29, 2006 at 6:00 p.m., Pacific Time) to reflect the Amended Exercise Schedule (and associated New Termination Dates). You will receive a document entitled “Confirmation of Amendment” from Conor documenting your Amended Option promptly after the Amendment Date.

The amendment of the Eligible Portion of an Eligible Option pursuant to this Offer will not materially affect the terms and conditions of such option (other than as to the exercise schedule and expiration date). For example, your Amended Option will continue to be subject to the same vesting schedule and exercise price as in effect prior to the amendment pursuant to this Offer. The number of shares of our common stock subject to the Amended Option will be equal to the number of shares of our common stock subject to the Eligible Portion of the Eligible Option prior to the amendment. The Eligible Options were granted as either nonstatutory stock options (“NSOs”) or incentive stock options (“ISOs”) for federal income tax purposes.

Regardless of the provisions of the stock option agreement or any employment or other agreement regarding limited periods for option exercise following termination of continuous service (whether on account of death, disability or other reason, including voluntary termination or involuntary termination by Conor), which limited periods will still apply to Amended Options, the Amended Options must be exercised by December 31, 2007 (or by the applicable expiration date) if they are vested on or prior to December 31, 2006, or prior to March 15 of the calendar year following the calendar year of vesting (or by the applicable earlier fixed expiration date specified in the stock option agreement) if they are vested on or following January 1, 2007.

However, if you are a member of senior management who is deemed to be a “specified employee” (as defined under Section 409A) and if your service with Conor terminates during 2007, then solely with respect to that part of an Eligible Option that vested or will become vested on or prior to December 31, 2006 (the “2006 Portion”), and solely to the extent reasonably necessary to comply with Section 409A, your ability to exercise your Amended Option as to the 2006 Portion shall temporarily stop on the termination date, and you shall again be able to exercise your Amended Option as to the 2006 Portion during the period commencing on the first business day following the six month anniversary of your termination date and ending on the nine month anniversary of your termination date. Generally speaking, as defined under Section 409A, a “specified employee” is someone who is among the 50 highest paid officers of Conor or an individual who is a one percent (1%) stockholder who earns more than $150,000 annually from Conor or an individual who is a five percent (5%) stockholder of Conor (regardless of annual income from Conor).

Each Amended Option will continue to be subject to the terms and conditions of the applicable Plan under which it was granted. The terms of the Plan permit us to amend outstanding options with the written consent of the option holder. The Board of Directors of Conor administers the Plan and has currently delegated administration of the Plan to the Compensation Committee of the Board of Directors, including the power to construe, interpret and amend the Plan and the outstanding stock options thereunder. All shares of common stock issuable upon exercise of options under the Plan, including the shares that will be issuable upon exercise of the Amended Options, have been registered under the Securities Act of 1933 (the “Securities Act”) on one or more Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”). The preceding description of the Plan is a summary and is not complete. Additional information about the Plan may be found in the S-8 Registration Statements and the related Prospectuses prepared in connection with the Plan. Please contact Ruchita Singhal at Conor (650) 614-4115 to request copies of the Plan or the related Prospectuses. Copies will be provided promptly and at our expense.

You should carefully review your personalized Addendum that you will receive for any Eligible Option you may tender, as well as the applicable Plan and Plan summary, to familiarize yourself with the terms to which the Amended Options would be subject.

Expiration and Extension of Offer

The Offer, and your right to tender or not to tender Eligible Options for amendment and to withdraw or change any previous election to tender or not to tender Eligible Options for amendment, expire at 6:00 p.m., Pacific Time, on December 29, 2006, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open. If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. Section 13 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer. We do not currently expect to extend the Offer beyond 6:00 p.m., Pacific Time on December 29, 2006.

If you wish to accept the Offer, you must make a voluntary election before the Expiration Time to amend the Eligible Portions of your Eligible Options. Any election to amend your Eligible Options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time. If we extend the Offer, we must receive the required documents before the extended Expiration Time. If you do not elect to amend Eligible Options before the Expiration Time, those options will remain intact, with their current exercise schedule, expiration dates, exercise price, vesting schedule and other terms. You should be aware that adverse tax consequences under Section 409A may apply to your Eligible Option if it is not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A (and any state laws of similar effect).

2.	PURPOSE OF THE OFFER.

A cornerstone of our success has been the motivation of our employees through appropriate levels of cash and equity compensation. We granted the Eligible Options to attract and motivate our employees and to strengthen the alignment of interests between our employees and stockholders.

The IRS may take the position that the Eligible Options were granted under the Plan with an exercise price that was less than the fair market value per share of our common stock underlying such options on their grant date (that is, they may have been granted at a “discount” to the then current fair market value of the underlying stock), and therefore, such options may be subject to adverse tax consequences under Section 409A and the proposed regulations and other interpretive guidance issued by the IRS thereunder. Section 409A of the Code, which was generally effective as of January 1, 2005, was added by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in deferred compensation by restricting election and distribution alternatives. Under the AJCA, deferred compensation includes stock options with an exercise price less than fair market value, to the extent such options were unvested as of January 1, 2005.

Although it is not clear how options that are deemed to be deferred compensation would be treated under Section 409A, we believe that the following adverse U.S. federal tax consequences could apply:

•	The option holder would recognize immediate taxable income as the option vests. The amount of income recognized in connection with the vesting of the option will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the option.

•	The option holder may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

We believe that taxation would occur in such manner even though the option remains unexercised. It is also possible that the option holder would be subject to additional income taxes and penalty taxes annually on increases in the value of the option shares that occur after the applicable vesting date until the option is exercised. While it is not certain how any future annual increases in the value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or on the highest value achieved by the shares during the applicable year.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax). This penalty tax would be in addition to ordinary state and federal income tax.

The Offer is being made to permit Eligible Optionees to address the potential adverse tax consequences that may apply to their Eligible Options under Section 409A, by amending such options with terms that we believe should avoid the application of such adverse tax treatment. However, you should note that the application of Section 409A to the Eligible Options is not entirely free from doubt. See Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 23.

Neither we nor our Board of Directors will make any recommendation as to whether you should accept the Offer to amend the Eligible Portion of your Eligible Option, nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse tax consequences under Section 409A (and state laws of similar effect) may apply to your Eligible Option if it is not amended pursuant to the Offer and you will be solely responsible for such consequences. You are urged to evaluate carefully all of the information in the Offer and to consult your own investment, legal and tax advisors.

3.	STATUS OF ELIGIBLE OPTIONS NOT EXCHANGED FOR AMENDED OPTIONS.

If you choose not to accept the Offer to amend your Eligible Option, the Eligible Option will continue to remain outstanding in accordance with its existing terms, and you may be subject to adverse tax consequences under Section 409A. You will be solely responsible for any taxes, penalties or interest payable under Section 409A (and state laws of similar effect).

4.	PROCEDURES FOR AMENDING ELIGIBLE OPTIONS.

Making Your Election

Obtain Election Forms. In a separate email sent in connection with this Offer, each Eligible Optionee is receiving a personalized statement called the Addendum (substantially in the form of Exhibit D hereto) that describes his or her Eligible Options (including the Eligible Portions thereof). If you did not receive your personalized Addendum please contact Ruchita Singhal at Conor at (650) 614-4115. An Election Form is attached hereto as Exhibit A.

Completing Election Forms. Complete the Election Form following the instructions on the Election Form. You will need to check the appropriate box next to your Eligible Option to indicate whether or not you intend to amend your Eligible Option in accordance with the terms of the Offer. You must complete and send an Election Form for each Eligible Option whether or not you elect to amend the Eligible Option. The Election Forms must be hand-delivered to Ruchita Singhal, emailed to ruchita.singhal@conormed.com or sent via facsimile to (650) 614-4141. Promptly after receipt by Conor of your Election Form, you will receive confirmation evidencing such receipt. In the event that you do not receive confirmation that Conor has received your Election Form or have any questions about submitting your Election Form, you should contact Ruchita Singhal at Conor at (650) 614-4115. Your Election Form must be received by Conor before 6:00 p.m., Pacific Time, on December 29, 2006 (or a later expiration date if Conor extends the Offer). If your Election Form is not received on or before the Expiration Time, it will be disregarded.

You do not need to return the stock option agreement for your Eligible Option, if you have it, to effectively elect to accept the Offer, as it will be amended automatically if Conor accepts your Eligible Option for amendment. You will not, however, receive a copy of an amended stock option agreement. If your Election Form is accepted, you will receive a Confirmation of Amendment after the Amendment Date.

If we extend the Offer beyond the Expiration Time, then you must complete and submit, and we must receive, your Election Form before the extended Expiration Time. We may decline to amend any Eligible Options to the extent that we determine the Election Form is not properly completed or to the extent that we determine it would be unlawful to accept the Eligible Option. Although we may later extend, terminate or amend the Offer, we currently expect to accept all properly submitted Eligible Options promptly following the deadline of 6:00 p.m., Pacific Time, on December 29, 2006 (or a later expiration date if Conor extends the Offer). If you do not complete and submit, and we do not receive, your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

Options to Be Amended

You are not required to tender all of your Eligible Options. However, with respect to a given Eligible Option, we will not accept a tender of less than the entire Eligible Portion of your Eligible Option. If you tender your Eligible Option for amendment, you must tender all of the Eligible Portion subject to such Eligible Option.

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects

We will determine, in our discretion, all questions as to the number of shares subject to the Eligible Options and the Eligible Portions of the Eligible Options, as well as the validity, form, eligibility (including time of receipt) and acceptance of Election Forms and Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms or Notice of Change in Election Forms to the extent that we determine they were not properly executed or delivered or to the extent that we determine it is unlawful to accept the Eligible Option that you elected to amend. We may waive any or all of the conditions of the Offer for all Eligible Optionees. If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees. We may waive any defect or irregularity in any Election Form or Notice of Change in Election Form with respect to any particular option or any particular Eligible Optionee. No Eligible Options will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend any Eligible Option, and no one will be liable for failing to give notice of any such defects or irregularities. The Offer is a one-time offer and we will strictly enforce the Offer period, subject to our right to grant an extension of the Offer at our sole discretion.

Our Acceptance Constitutes an Agreement

Your election to accept the Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. If you receive a confirmation of receipt of your Election Form, you may assume that your properly executed and delivered Election Form has been accepted. Our acceptance of your properly submitted Election Form will form a binding agreement between you and us on the terms and subject to the conditions of this Offer. If we accept your election to amend the Eligible Portion of your Eligible Option, that Eligible Option (and the applicable stock option agreement) will be considered automatically amended as to the Eligible Portion, without any further action by any party.

Subject to our rights to extend, terminate, postpone and/or amend the Offer or to reject the Eligible Option you elect to amend, we currently expect that we will accept promptly after the Expiration Time all properly and timely made elections to amend Eligible Options that have not been validly withdrawn.

5.	CHANGE IN ELECTION.

You may only change your election by following the procedures described in this Section 5.

You may change your election at any time before 6:00 p.m., Pacific Time, on December 29, 2006. If we extend the Offer beyond that time, you may change your election at any time until the extended Expiration Time. Additionally, you may withdraw the Eligible Option you elected to amend if after forty (40) business days after the commencement of the Offer we have not accepted for amendment the Eligible Option you elected to amend. The date of the fortieth (40th) business day is February 6, 2007.

Please note that there are two different Notice of Change in Election Forms, one of which is to be used if you wish to reject the Offer after having accepted it (Exhibit B) and the other, if you wish to accept the Offer after having rejected it (Exhibit C). If you intend to change an election, it is important that you follow the procedures outlined below.

To change your election, you must submit, and we must receive, the appropriate Notice of Change in Election Form, attached to this Offering Memorandum as Exhibit B or Exhibit C, as applicable, before 6:00 p.m., Pacific Time, on December 29, 2006 (or a later expiration date if Conor extends the Offer). Please make a copy of your Notice of Change in Election Form for your record-keeping purposes, prior to submission. Promptly following our receipt of your form, you will receive confirmation that Conor has received your Notice of Change in Election Form. In the event that you do not receive confirmation that Conor has received your Notice of Change in Election Form, you must contact Ruchita Singhal at Conor at (650) 614-4115 and provide a copy of your Notice of Change in Election Form and such other documentation as may be necessary to evidence proper and timely submission of your Notice of Change in Election Form.

Notice of Change in Election Forms must be received before 6:00 p.m., Pacific Time, on December 29, 2006 (or a later expiration date if Conor extends the Offer). Notice of Change in Election Forms not received by the Expiration Time will be disregarded. Please note that if you previously elected to reject the Offer and wish to change your election and accept the Offer, you must also complete and submit a new Election Form along with the Notice of Change in Election Form. You may change your election more than once. The Notice of Change in Election Form and new Election Form (if applicable) must be submitted via the process described above.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Notice of Change in Election Form, and no one will be liable for failing to give notice of any defects or irregularities. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notice of Change in Election Forms. Our determinations regarding these matters will be final and binding.

6.	ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT.

On the terms and subject to the conditions of this Offer and as promptly as practicable following the Expiration Time, we expect to accept for amendment all Eligible Options properly elected for amendment and not validly withdrawn before the Expiration Time.

We will give you notice of our acceptance for amendment of Eligible Options validly elected for amendment and not properly withdrawn as of the Expiration Time. We will notify you on or prior to December 29, 2006 (or a later expiration date if we extend the Offer), or as soon as possible thereafter, if we reject your election. Provided you have received a confirmation of receipt of Election Form, if you are not notified of a rejection, you may assume that your properly executed and delivered Election Form has been accepted. Promptly after we accept Eligible Options for amendment, we will send each Eligible Participant who accepted the Offer a document entitled “Confirmation of Amendment.”

7.	CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept the Eligible Option that you elect to amend, and we may terminate or amend the Offer, or postpone our acceptance of the Eligible Option that you elect to amend, in each case if at any time on or after December 1, 2006 and on or before December 29, 2006, we determine that any of the following events has occurred that, in our reasonable judgment, materially impairs the contemplated benefits of the Offer to us and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to amend:

•	if we are required by the SEC or other regulatory agency to extend the Expiration Time beyond December 29, 2006; or

•	if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a)	challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer; or

(b)	delay or restrict our ability, or render us unable, to accept the Eligible Options for amendment for some or all of the Eligible Options elected for amendment.

The conditions to the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Time and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before 6:00 p.m., Pacific Time, on December 29, 2006 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Optionees.

We currently expect that we will accept promptly after the Expiration Time all Eligible Options that are properly submitted to be amended and have not been validly withdrawn prior to the Expiration Time.

The Offer is not conditioned upon any financing arrangement or financing plans.

8.	PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock, which are quoted on NASDAQ Global Market (“Nasdaq”) under the symbol “CONR.” The following table shows, for the periods indicated, the high and low sales prices per share of our common stock as quoted on Nasdaq:

	High	Low
Year ended December 31, 2006
Fourth Quarter (through November 30, 2006)	$32.85	$23.24
Third Quarter	28.42	22.39
Second Quarter	29.41	21.51
First Quarter	30.42	19.09

Year ended December 31, 2005
Fourth Quarter	$24.08	$18.09
Third Quarter	23.65	15.33
Second Quarter	16.43	12.55
First Quarter	18.83	12.76

Year ended December 31, 2004
Fourth Quarter (from December 14, 2004)	$14.25	$12.50

As of November 30, 2006, the last reported sale price of our common stock, as reported on Nasdaq, was $32.32 per share.

We have never declared or paid any cash dividends on our common stock or other securities, and we currently do not anticipate paying any cash dividends in the foreseeable future.

9.	INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

The directors and executive officers of Conor and their positions and offices as of December 1, 2006 are set forth in the following table:

Name	Age	Position(s) Held With Conor
Frank Litvack, M.D.	51	Chief Executive Officer and Chairman of the Board
John F. Shanley	56	Founder, Chief Technology Officer and Director
Azin Parhizgar, Ph.D.	47	Vice President and Chief Operating Officer
Michael Boennighausen	45	Vice President, Finance and Administration and Chief Financial Officer
David M. Clapper	55	Director
John H. Friedman	53	Director
Steven B. Gerber, M.D.	53	Director
David B. Musket	48	Director
Carl Simpson	66	Director

The address of each director and executive officer is c/o Conor Medsystems, Inc., 1003 Hamilton Court, Menlo Park, California 94025, and the telephone number is (650) 614-4100.

As of November 29, 2006, our executive officers and directors as a group (9 persons) held outstanding options to purchase a total of 3,649,340 shares of our common stock under our equity incentive and stock option plans. This represented approximately 50.7% of the shares subject to all outstanding options under our equity incentive and stock option plans as of that date. As of November 29, 2006, our executive officers and directors as a group (9 persons) held an aggregate of 1,624,181 Eligible Options, representing approximately 68.4% of the total outstanding Eligible Options. Executive officers and members of the Board of Directors will be eligible to participate in this Offer in accordance with the same terms and conditions as all of the Eligible Optionees. See Section 1 Eligible Optionees; Eligible Options; the Proposed Amendment; the Effect of Proposed Merger; the Amended Options; Expiration and Extension of Offer.

The following table sets forth the ownership of each of our directors and executive officers and all of our executive officers and directors as a group (9 persons) of the aggregate number of shares subject to all outstanding options held by such persons under our equity incentive and stock option plans and the number of shares subject to the Eligible Portion of Eligible Options as of November 29, 2006. The percentages below are based upon the total number of outstanding options, whether or not the options are eligible for amendment or not.

Name of Option holder	Number of Options Held (Total/Eligible)	Percentage of Options Outstanding
Directors:
Frank Litvack, M.D.	2,073,020 / 797,247	28.7%
John F. Shanley	612,500 / 393,749	8.5%
David M. Clapper	25,200 / 0	0.4%
John H. Friedman	25,200 / 0	0.4%
Steven B. Gerber, M.D.	39,900 / 0	0.6%
David B. Musket	25,200 / 0	0.4%
Carl Simpson	140,700 / 28,875	2.0%

Executive Officers:
Azin Parhizgar, Ph.D.	567,620 / 404,310	7.9%
Michael Boennighausen	140,000 / 0	1.9%
All directors and executive officers as a group (9 persons)	3,649,340 / 1,624,181	50.7%

The following are, to the best of our knowledge, the only transactions that we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in that involved options to purchase our common stock or involved a purchase of our common stock during the 60 days prior to this Offer:

•	On October 4, 2006, Azin Parhizgar exercised options to purchase 20,000 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

•	On November 3, 2006, Azin Parhizgar exercised an option to purchase 20,000 shares and then sold all such shares pursuant to a Rule 10b5-1 trading plan.

•	On November 16, 2006, we entered into the Merger Agreement with J&J. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of J&J, will merge with and into Conor, with Conor surviving such merger as a wholly owned subsidiary of J&J. The Merger Agreement also provides that all outstanding options (including the Eligible Options) will be cashed out upon consummation of the Merger. As a result of the Merger, our stockholders will receive $33.50 per share in cash for each share of our common stock held. Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by our stockholders.

Neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock or Eligible Options, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:

•	outstanding options to purchase an aggregate of 7,053,557 shares of our common stock pursuant to the Plan, as of November 29, 2006;

•	outstanding options to purchase an aggregate of 140,700 shares of our common stock pursuant to our 2004 Non-Employee Directors’ Stock Option Plan, as of November 29, 2006;

•	an aggregate of 707,809 shares of our common stock reserved for issuance to our employees pursuant to our 2004 Employee Stock Purchase Plan, as of November 29, 2006;

•	the outstanding stock options granted to our directors described in our definitive Proxy Statement for our 2006 Annual Meeting of Stockholders, filed with the SEC on April 28, 2006, which is incorporated herein by reference;

•	the outstanding stock options granted to our named executive officers and described in our definitive Proxy Statement for our 2006 Annual Meeting of Stockholders, filed with the SEC on April 28, 2006 and in our other filings with the SEC pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) , which are incorporated herein by reference;

•	the outstanding stock options granted to our directors, executive officers, employees and other non-employees and consultants pursuant to our various equity incentive plans, which are described in Note 1 to our Consolidated Financial Statements as set forth in our Annual Report on Form 10-K for the fiscal year ending December 31, 2005, which is incorporated herein by reference; and

•

on November 16, 2006, we announced, as described in a Current Report on Form 8-K filed with the SEC on November 17, 2006 and which is incorporated herein by reference, that we had entered into the Merger Agreement with J&J. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of J&J, will merge with and into Conor, with Conor surviving such merger as a wholly owned subsidiary of J&J. As a result of the Merger, Conor stockholders will receive $33.50 per share in cash for each Conor share held. The Merger Agreement also provides that all outstanding options

(including the Eligible Options) will be cashed out upon consummation of the Merger. Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by the stockholders of Conor.

10.	ACCOUNTING CONSEQUENCES OF THE OFFER.

Assuming all of the Eligible Options subject to this Offer are tendered, we anticipate that we will incur an expense of up to approximately $75,000. This amount includes, but is not limited to, filing, legal and accounting fees and printing costs. According to Financial Accounting Standards No. 123(R) (“SFAS No. 123(R)”), Share-Based Payment, a company modifying an award under SFAS No. 123(R) would incur compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. If an Eligible Option is tendered pursuant to the Offer, the modified award results in a lower fair value than the original award, and thus, the modification does not result in an accounting consequence.

11.	LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of the Eligible Option that you elect to amend. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to amend Eligible Options is subject to conditions, including the conditions described in Section 7 of this Offering Memorandum.

12.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. Federal Income Tax consequences of the amendment of Eligible Options under the Offer. Before accepting the Offer, we recommend that you consult with your tax advisor to determine the federal, state, local and foreign tax consequences of electing to participate in the Offer. Actual tax liability or any penalties as a result of a failure to timely remit the proper amount of taxes will be your responsibility to pay. This discussion is based on the Code, its legislative history, Treasury Regulations (including the proposed forms) and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Optionees.

Tax Consequences Generally Applicable to Nonstatutory Stock Options. Under the Code, no taxable income is recognized by an option holder upon the grant of a nonstatutory option. In general, the option holder will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the option holder will be required to satisfy the tax withholding requirements applicable to such income. Conor will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the option holder with respect to the exercised nonstatutory option. The deduction will in general be allowed for our taxable year in which such ordinary income is recognized by the option holder.

Tax Consequences Related to Eligible Options that Are Not Amended in the Offer. Because your Eligible Options may have been granted with an exercise price that may be lower than the fair market value of the underlying shares on the date of grant, and those Eligible Options were not fully vested prior to January 1, 2005 and were not exercised prior to January 1, 2006, such Eligible Options may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A. Although it is not entirely clear how options that are deemed to be nonqualified deferred compensation would be treated under Section 409A, we believe that the following adverse U.S. federal tax consequences could apply:

•	The option holder would recognize taxable income as the option vests. The amount of income recognized in connection with the vesting of the option will likely be equal to the fair market value of the newly vested shares, less the exercise price payable for those shares.

•	The option holder would incur a twenty percent (20%) tax in addition to ordinary income tax on the income recognized in connection with the vesting of the option.

•	The option holder may also be liable for interest at a penalty rate if the taxes are not paid on a timely basis.

Conor would be required to report income subject to penalties and make applicable withholdings on such income if it is determined that the Eligible Options are deemed to be nonqualified deferred compensation.

We believe that taxation would occur in such manner even though the option remains unexercised. It is also possible that the option holder would be subject to additional income taxes and penalty taxes annually on increases in the value of the option shares that occur after the applicable vesting date until the option is exercised. While it is not certain at this time how any future annual increases in value would be measured, such taxation could be based on the value of the shares on December 31 of the applicable year or the highest value achieved by the shares during that year.

Certain states, including California, have adopted provisions similar to Section 409A under state tax law, and for option holders subject to income taxation in such states, the total penalty tax could be up to 40% (a 20% federal penalty tax and up to a 20% state penalty tax). This penalty tax would be in addition to ordinary income tax. It is not certain that participation in the Offer will help avoid or minimize the potential adverse tax consequences under such state laws, and we make no representations as to the effect of this Offer on the application of such state tax laws.

Tax Consequences Related to Eligible Options that Are Amended in the Offer.

•	Acceptance of Offer. If you accept the Offer to amend the Eligible Portion of your Eligible Option, there should be no taxable event for U.S. federal income tax purposes at the time of your acceptance.

•	Amendment of the Eligible Option. The amendment of your Eligible Option should not be a taxable event for U.S. federal income tax purposes.

•	Exercise of Amended Option. We expect to treat your Amended Option as a nonstatutory stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of your Amended Option, you will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and Conor must collect the applicable withholding taxes with respect to such income.

•	Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Option will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your Amended Option for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are not sold until more than one (1) year after the date the Amended Option is exercised for those shares.

•

Cash-Out of Options in the Event of a Change of Control. The Offer provides that upon a Change of Control (as defined in the 1999 Stock Plan, but only if the Change of Control is also described in Section 409A(a)(2)(A)(v) of the Code), each Amended Option will become immediately vested and exercisable and will be cancelled, to the extent not exercised, upon consummation of the Change of Control, and the holder thereof, to the extent that an Amended Option is not exercised prior to the consummation of the Change of Control, shall become entitled to receive, within 60 days after the consummation of such Change of Control and in full satisfaction of the rights of such holder with respect thereto, a single lump sum cash payment equal to the product of (i) the number of shares of Conor common stock subject to such Amended Option and for which such Amended Option shall not theretofore have been exercised and (ii) the excess, if any, of the fair market value of the per share consideration received by holders of Conor common stock in the Change of Control transaction over the exercise price per share of such Amended Options. On November 16, 2006, Conor entered into the Merger Agreement with J&J. The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of J&J, will merge with and into Conor, with Conor surviving such merger as a wholly owned subsidiary of J&J. As a result of the Merger, stockholders of Conor will receive $33.50 per share in cash for each share of Conor common stock held. The Merger Agreement also provides that all outstanding options (including Eligible Options and Amended Options) will be cashed out upon consummation of the Merger. In connection with the cash-out of the Amended Options, you will recognize ordinary income taxable at regular rates equal to the excess of (i) $33.50 per share over (ii) the per share exercise price applicable to the Amended Options, and Conor must collect the applicable withholding taxes with respect to such income. Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by the stockholders of Conor.

At this time, there is relatively little guidance from the Treasury Department and the IRS as to how Section 409A applies to Eligible Options that are amended pursuant to the Offer. However, we believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the potentially adverse tax consequences of Section 409A. Nevertheless, guidance issued after the date of this Offer or a determination by the IRS could provide that Amended Options do not avoid such potentially adverse tax consequences.

Other Tax Consequences. If you are subject to the tax laws in more than one jurisdiction, you should be aware that tax consequences of more than one country may apply to you as a result of your receipt, vesting or exercise of an option grant and/or your participation in the Offer. You should be certain to consult your personal tax advisor to discuss these consequences.

13.	EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options amended by announcing the extension and giving oral or written notice of the extension to the Eligible Optionees.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Offer and to postpone our acceptance of any Eligible Options elected for amendment if any of the conditions specified in Section 7 of this Offering Memorandum occur. In order to postpone the acceptance of any Eligible Option, we must announce the postponement and give oral or written notice of the postponement to the Eligible Optionees.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Eligible Options to be amended in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment prior to 6:00 p.m., Pacific Time, on the announced Expiration Time. Any announcement relating to the Offer will be sent promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the number of Eligible Options to be amended in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

14.	FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to amend their Eligible Options in connection with this Offer.

15.	INFORMATION ABOUT CONOR.

General. Our principal executive offices are located at 1003 Hamilton Court, Menlo Park, California 94025, and our telephone number is (650) 614-4100. Our web site address is www.conormed.com. The information on our web site is not a part of this Offer.

Business. We develop innovative controlled vascular drug delivery technologies. We have initially focused on the development of drug-eluting stents to treat coronary artery disease. Our stents have been specifically designed for vascular drug delivery, in contrast to currently available drug-eluting stents, which are conventional bare metal stents coated with a drug and a polymer. A polymer is a substance used to adhere a drug to the surface of a stent and to modulate its release. Our stents incorporate hundreds of small holes, each acting as a reservoir into which we can load a drug-polymer composition. Through this proprietary design, we can better control drug release kinetics, or the rate and direction of drug release over time. Our efforts are currently focused on the development and commercialization of its cobalt chromium paclitaxel-eluting coronary stent system, CoStar, for the treatment of restenosis. Our clinical efforts have focused on the use of paclitaxel, an anti-proliferative drug initially developed to treat certain types of cancer, and on the use of pimecrolimus, an anti-inflammatory drug initially developed to treat certain types of skin disorders. In February 2006, our CoStar stent received CE Mark approval in the European Union, and we have commercially launched our CoStar stent in many of the countries in the European Union through our distributor, Biotronik AG.

Information concerning our business, including our background, strategy, products, collaborative efforts, manufacturing, research and product development, competition, intellectual property and employees included in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 9, 2006 is incorporated by reference herein and may be inspected at, and copies obtained from, the places in the manner described in Section 16 of this Offering Memorandum.

Financial Information. The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 16, 2006, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed with the SEC on November 9, 2006. All amounts are in thousands, except per share data.

	Year Ended		Nine Months Ended
	December 31 2004	December 31 2005	September 30 2006
			(unaudited)
Statement of Operations Data:
Revenue	$—	$2,264	$26,420
Gross profit (loss)	—	(3,102)	12,766
Operating income	(26,388)	(61,320)	(42,792)
Net (loss)	(25,869)	(58,626)	(39,771)
Basic and diluted net (loss) per common share	$(10.87)	$(1.78)	$(1.15)

Balance Sheet Data:
Current assets	$118,768	$82,526	$147,027
Total assets	120,889	92,070	157,210
Current liabilities	4,247	13,013	12,558
Long-term liabilities	251	334	239
Total liabilities	4,498	13,347	12,797
Total stockholders’ equity	116,391	78,723	144,413
Book value per common share(1)	$3.59	$2.34	$3.83

(1)	The historical book value per share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of each period presented.

Ratio of Earnings to Fixed Charges. Conor has a net loss for the years ended December 31, 2004 and December 31, 2005, and for the nine months ended September 30, 2006, therefore, the calculation of Conor’s ratio of earnings to fixed charges for such periods is not applicable.

The financial information included in our Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 16 of this Offering Memorandum.

16.	ADDITIONAL INFORMATION.

We recommend that you review the following other materials that we have filed with the SEC before making a decision on whether to accept the Offer:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006, including all materials incorporated by reference therein.

2.	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006, filed on November 9, 2006, including all materials incorporated by reference therein.

3.	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, filed on August 9, 2006, including all materials incorporated by reference therein.

4.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed on May 10, 2006, including all materials incorporated by reference therein.

5.	A Current Report on Form 8-K, dated November 16, 2006 and filed on November 17, 2006.

6.	A Current Report on Form 8-K, dated November 16, 2006 and filed on November 17, 2006.

7.	A Current Report on Form 8-K, dated July 26, 2006 and filed on July 27, 2006.

8.	A Current Report on Form 8-K, dated July 24, 2006 and filed on July 25, 2006.

9.	A Current Report on Form 8-K, dated July 24, 2006 and filed on July 24, 2006.

10.	A Current Report on Form 8-K, dated May 4, 2006 and filed on May 5, 2006.

11.	A Current Report on Form 8-K, only with respect to Items 1.01 and 1.02, dated April 26, 2006 and filed on May 1, 2006.

12.	A Current Report on Form 8-K, dated February 21, 2006 and filed on February 27, 2006.

13.	A Current Report on Form 8-K, dated February 17, 2006 and filed on February 17, 2006.

14.	A Current Report on Form 8-K, only with respect to Item 3.01, dated February 15, 2006 and filed on February 15, 2006.

15.	A Current Report on Form 8-K, dated February 10, 2006 and filed on February 10, 2006.

16.	A Current Report on Form 8-K, dated January 31, 2006 and filed on January 31, 2006, as amended by Form 8-K/A, dated February 10, 2006 and filed on February 15, 2006.

17.	Our Definitive Proxy on Schedule 14A, filed on April 28, 2006.

18.	The description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on December 9, 2004, including any amendments or reports filed for the purpose of updating such description.

You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as Conor Medsystems, Inc., that file electronically with the SEC. The address of the SEC web site is http://www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

Attn: Ruchita Singhal

Conor Medsystems, Inc.

1003 Hamilton Court

Menlo Park, California 94025

or by telephoning us at (650) 614-4100 between 9:00 a.m. and 5:00 p.m., Pacific Time.

As you read the documents listed in this Section 16, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.

The information contained in this Offering Memorandum about Conor should be read together with the information contained in the documents to which we have referred you.

17.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offering Memorandum, the accompanying documents and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. These forward-looking statements involve risks and uncertainties that include, among others, those described in the section entitled “Risk Factors Relating to the Offer” in this Offering Memorandum. More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.

We are not aware of any jurisdiction in which the making of the Offer does not comply with applicable law. In the event that we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform you of this decision. If we withdraw the offer in a particular jurisdiction, the Offer will not be made to, nor will amendments be accepted from or on behalf of, the Eligible Optionees residing in that jurisdiction.

The Compensation Committee of the Board of Directors of Conor recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from Conor is limited to this document.

Conor Medsystems, Inc.                                 December 1, 2006

Exhibit A

ELECTION FORM

I have received the Offer to Amend documents relating to Conor Medsystem, Inc.’s (“Conor”) offer to amend certain stock options granted to certain of its employees (the “Offer”). I understand that “Eligible Option(s)” consist of options to purchase Conor common stock granted under the Conor Medsystems, Inc. 1999 Stock Plan and the Conor Medsystems, Inc. 2004 Equity Incentive Plan, which is an amendment and restatement of the 1999 Stock Plan (collectively, the “Plan”), as amended, that (a) have vested or will vest on or after January 1, 2005, (b) were granted between June 1, 2003 and December 14, 2004, and (c) are still outstanding on the date the Offer expires.

I understand that if I elect to amend my Eligible Option(s), my option expiration date will be amended as follows:

1.	Shares Vesting or Vested on or prior to December 31, 2006—New Expiration Date: December 31, 2007

2.	Shares Vesting in Calendar Year 2007—New Expiration Date: March 15, 2008

3.	Shares Vesting in Calendar Year 2008—New Expiration Date: March 15, 2009

Eligible Options that have vested or will become vested on or prior to December 31, 2006 shall not be exercisable prior to January 1, 2007, but shall become exercisable on January 1, 2007, and shall expire on December 31, 2007 (or on the expiration date specified in the award agreement, if such expiration date occurs prior to December 31, 2007). Eligible Options that will become vested on or following January 1, 2007 shall not be exercisable prior to vesting and shall expire on March 15 of the calendar year following the calendar year of vesting (or on the expiration date specified in the award agreement, if such expiration date occurs prior to such March 15). The foregoing together constitute the “Amended Exercise Schedule.”

Notwithstanding the Amended Exercise Schedule, the Offer also provides that upon a Change of Control (as defined in the Conor Medsystems, Inc. 1999 Stock Plan, but only if the Change of Control is also described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code, as amended), each Eligible Option that you elect to amend (an “Amended Option”) will become immediately vested and exercisable and will be canceled, to the extent not exercised, upon consummation of the Change of Control, and the holder thereof, to the extent that an Amended Option is not exercised prior to the consummation of the Change of Control, shall become entitled to receive, within 60 days after the consummation of such Change of Control and in full satisfaction of the rights of such holder with respect thereto, a single lump sum cash payment equal to the product of (i) the number of shares of Conor common stock subject to such Amended Option and for which such Amended Option shall not theretofore have been exercised and (ii) the excess, if any, of the fair market value of the per share consideration received by holders of Conor common stock in the Change of Control transaction over the exercise price per share of such Amended Options. On November 16, 2006, Conor entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Johnson & Johnson (“J&J”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Cypress Acquisition Sub, Inc., a wholly owned subsidiary of J&J, will merge with and into Conor, with Conor surviving such merger as a wholly owned subsidiary of J&J (the “Merger”). As a result of the Merger, stockholders of Conor will receive $33.50 per share in cash for each share of Conor common stock held. The Merger Agreement also provides that all outstanding options (including Eligible Options) will be cashed out upon consummation of the Merger. Consummation of the Merger is subject to customary closing conditions, including antitrust approvals and approval by the stockholders of Conor. Based on the foregoing definition, the Merger will constitute a Change of Control, with the exercisability and expiration of the Amended Options as described above.

Please check the appropriate box next to your Eligible Option(s) to indicate whether you will amend or not amend your Eligible Option. If you elect to amend your Eligible Option(s), you must amend all of the shares of common stock subject to such Eligible Option(s) that vested or will vest on or after January 1, 2005. A partial amendment will not be accepted.

You may change the terms of your election to amend such Eligible Option(s) by submitting a new Election Form or a Notice to Change Election From Accept to Reject prior to the Offer termination date of December 29, 2006 (or a later expiration date if Conor extends the Offer).

Grant Number	Grant Date	Exercise Price	Total Number of Applicable Unexercised Shares Subject to the Option (Shares to Be Amended)	I elect to amend this Option Grant	I elect not to amend this Option Grant
				☐	☐

I hereby agree that, unless I revoke my election before 6:00 p.m., Pacific Time on December 29, 2006 (or a later expiration date if Conor extends the Offer), my election will be irrevocable, and if accepted by Conor, such surrendered Eligible Option(s) will amend the expiration date as outlined above.

I further understand and agree that I can only elect to tender all shares subject to the Eligible Option(s) listed above that vested or will vest on or after January 1, 2005, and the tender of the Eligible Option(s) listed above will be for the full number of shares subject to such Eligible Option(s) and that vested or will vest on or after January 1, 2005.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with Conor or my employer (except on an at-will basis, unless otherwise required by local law). I agree that Conor has made no representations or warranties to me regarding this Offer or the future pricing of Conor stock, and that my participation in this Offer is at my own discretion.

Please keep a confirmation of receipt of your facsimile transmittal of your Election Form for your record-keeping purposes.

I AGREE THAT CONOR SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN THIS OFFER.

Option Holder Signature	Social Security/or Employee ID Number

Option Holder Name (Please Print)	E-mail Address	Date

PLEASE HAND-DELIVER, EMAIL OR FAX YOUR SIGNED AND COMPLETED ELECTION FORM TO RUCHITA SINGHAL (EMAIL IS RUCHITA.SINGHAL@CONORMED.COM AND FAX NUMBER IS (650) 614-4141) NO LATER THAN 6:00 P.M., PACIFIC TIME ON DECEMBER 29, 2006 (OR A LATER EXPIRATION DATE IF CONOR EXTENDS THE OFFER).

Exhibit B

NOTICE OF CHANGE IN ELECTION FROM ACCEPT TO REJECT

If you previously elected to accept Conor Medsystems, Inc.’s (“Conor”) offer to amend certain options held by its employees (the “Offer”), and you would like to change your election and reject the Offer, you must sign this Notice and hand-deliver or send it to Ruchita Singhal at Conor by email to ruchita.singhal@conormed.com or via facsimile at (650) 614-4141 before 6:00 p.m., Pacific Time, on December 29, 2006, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to Ruchita Singhal at ruchita.singhal@conormed.com.

To Conor:

I previously received a copy of the Offer to Amend documents (dated December 1, 2006), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to accept the Offer to amend my Eligible Option(s) (as defined in my Election Form). I now wish to change that election and reject the Offer to amend my Eligible Option(s), which is indicated below. I understand that by signing this Notice and delivering it pursuant to the instructions above, I will be able to withdraw my election to participate in the Offer and reject the Offer instead. I have read and understand all of the terms and conditions of the Offer.

I understand that in order to reject the Offer, I must sign and deliver this Notice to Ruchita Singhal at Conor by hand-delivery, email to ruchita.singhal@conormed.com or via facsimile at (650) 614-4141 before 6:00 p.m., Pacific Time, on December 29, 2006, or if Conor extends the deadline to amend the Eligible Option(s), before the extended expiration of the Offer.

By rejecting the Offer, I understand that my Eligible Option(s) will not be amended and will continue to be governed by the terms of the existing option agreement(s) between Conor and me.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I do not accept the Offer to amend the following Eligible Option(s).

Grant Number	Grant Date	Exercise Price	Shares Outstanding

Optionee Signature	Date

Name (Please print)	Employee ID/Social Security #

Email Address

Exhibit C

NOTICE OF CHANGE IN ELECTION FROM REJECT TO ACCEPT

If you previously elected to reject Conor Medsystems, Inc.’s (“Conor”) offer to amend certain eligible stock options (the “Offer”), and you would like to change your election and accept the Offer, you must sign this Notice and a new Election Form and hand-deliver or send both to Ruchita Singhal at Conor by email to ruchita.singhal@conormed.com or via facsimile at (650) 614-4141 before 6:00 p.m., Pacific Time, on December 29, 2006, unless the Offer is extended. If you have questions regarding the process for returning this Notice, please send an email to Ruchita Singhal at ruchita.singhal@conormed.com.

To Conor:

I previously received a copy of the Offer to Amend documents (dated December 1, 2006), including all of its attachments, the cover letter and an Election Form. I signed and returned the Election Form(s), in which I elected to reject the Offer to amend my Eligible Option(s) (as defined in my Election Form). I now wish to change that election and accept the Offer by Conor to amend my Eligible Option(s). I understand that by signing this Notice and a new Election Form and delivering both forms pursuant to the instructions above, I will be able to withdraw my rejection of the Offer and accept the Offer instead. I have read and understand all of the terms and conditions of the Offer.

I understand that in order to accept the Offer, I must sign and deliver this Notice and a new Election Form to Ruchita Singhal at Conor by hand-delivery, email to ruchita.singhal@conormed.com or via facsimile at (650) 614-4141 before 6:00 p.m., Pacific Time, on December 29, 2006, or if Conor extends the deadline to amend the Eligible Options, before the extended expiration of the Offer.

I have completed and signed the following exactly as my name appears on my original Election Form. By executing this form, I hereby bind my successors, assigns and legal representatives.

I accept the Offer to amend my Eligible Option(s) as indicated in the Election Form completed as of the date hereof and attached hereto.

Optionee Signature	Date

Name (Please print)	Employee ID/Social Security #

Email Address

Exhibit D

Form of

Addendum

To:	[Employee Name]
From:	Ruchita Singhal
Date:	December 1, 2006
Re:	Addendum to Offer to Amend Eligible Outstanding Stock Options

This Addendum to Conor Medsystems, Inc.’s (“Conor”) Offer to Amend Eligible Outstanding Stock Options (the “Offer”) describes below the Eligible Portions of your Eligible Options. Terms not explicitly defined in this Addendum have the same definitions as those used in the Offer. The Eligible Options and Eligible Portions held by you as of November 28, 2006 are identified below:

Eligible Option Number:

Eligible Option Grant Date:

Eligible Option Type:

Eligible Option Price:

Eligible Portion*:

If you have questions regarding the above, please contact Ruchita Singhal at (650) 614-4115.

*	Represents the portion of the Eligible Option that vested on or after January 1, 2005 and remains outstanding as of December 1, 2006. This number is subject to change and the final Eligible Portion of the Eligible Option will be calculated as of the Expiration Time of the Offer. Please refer to the Offer for further details.